Exhibit 5.1

Cohen & Steers, Inc.
280 Park Avenue
New York, New York 10017

May 9, 2022

Cohen & Steers, Inc.
280 Park Avenue
New York, New York 10017

Ladies and Gentlemen:

I am the Senior Vice President, Corporate Counsel and Assistant Secretary to Cohen & Steers, Inc., a Delaware corporation (the “Company”), and as such I have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration by the Company of an additional 5,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) approved for issuance under the Amended and Restated Cohen & Steers, Inc. Stock Incentive Plan (the “Stock Incentive Plan”), consisting of (i) an additional 3,000,000 Shares authorized for issuance under the Stock Incentive Plan and (ii) an additional 2,000,000 Shares that may be issued in accordance with the share counting, share recycling and other terms and conditions of the Stock Incentive Plan.

I have examined the Registration Statement and the Stock Incentive Plan. I also have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as I have deemed relevant and necessary in connection with the opinion hereinafter set forth. In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Pursuant to Item 8(a) of Form S-8, this opinion extends only to those securities offered and sold under the Stock Incentive Plan which are original issuance securities.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that, upon issuance and delivery in accordance with the Stock Incentive Plan, the Shares will be validly issued, fully paid and nonassessable.

I do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and related judicial decisions interpreting the foregoing).

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Brian W. Heller
Brian W. Heller
Senior Vice President, Corporate Counsel and Assistant Secretary